UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Agreement

On September 30, 2009, Arrowhead Research Corporation (the “Company”) and Unidym, Inc., its majority owned subsidiary, entered into a Subscription Agreement (the “Subscription Agreement”) whereby Unidym issued 2,140,000 shares of Unidym’s Series D Preferred Stock (the “Series D Shares”) to the Company, at a purchase price of $0.30 per Series D Share for an aggregate purchase price of $642,000. The Series D Stock has a $0.30 per share liquidation preference and each Series D Share is convertible into one share of Unidym common stock. A warrant to purchase 3,146,208 shares of Unidym common stock at an exercise price of $0.30 per share was issued as part of the purchase. The warrant expires on September 30, 2012. Concurrent with the purchase, each outstanding share of Unidym Series C-1 Stock was converted to six shares of Series D Preferred Stock. After giving effect to the transaction, the Company’s ownership of Unidym was 81.7% of outstanding voting securities and 65.0% of securities on a fully diluted basis.

The foregoing is intended only as a summary of the terms of the Subscription Agreement and is qualified in its entirety by the agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ended September 30, 2009.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 30, 2009, Dr, Thomas Haag resigned as Chief Patent Officer and General Counsel of the Company in order to return to private practice. The Company expects that Dr. Haag will provide counsel to the Company through the future engagement of his law firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2009

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone
Christopher Anzalone Chief Executive Officer